EXHIBIT 6.13

AGREEMENT FOR THE PURCHASE

AND SALE OF CAPITAL STOCK

This Agreement ("Agreement") is made as of September 14, 2023 between Joseph Winograde (the "Seller") and Med-X, Inc. a Nevada corporation (the "Purchaser”).

WHEREAS, Seller owns all of the outstanding shares of capital stock of Napco Painting Contractors. Inc., a California corporation (the "Company");

WHEREAS, Seller desires to sell and Purchaser desires to purchase, 49% of the capital stock of the Company, which is 100% owned and operated by Seller. This Agreement to purchase 49% of the capital stock of the Company will be deemed effective October 1, 2023 for accounting purposes.

WHEREAS, Purchaser is currently in the process of filing an amended Form S-1 with the Securities & Exchange Commission and doing all other requirements for listing its common stock on the Nasdaq Capital Market via an Initial Public Offering (“IPO”).

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Purchase and Sale.

1.1 Pursuant to the terms and conditions of this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller, 980 shares representing 49% of the shares of common stock of the Company (“Shares”) on a fully diluted basis. The Seller currently owns 2,000 shares of common stock $0.001 per share.

1.2 The total purchase price for the Shares to be paid by the Purchaser to the Seller at the Closing, as provided in Section 1.3 hereof, shall be $3,000,000 (the "Purchase Price").

1.3 The Purchase Price shall be paid by delivery of (i) cash in the amount of $500,000 (the “Cash Consideration”), and (ii) a $2,500,000 convertible promissory note (the “Note”) from the Purchaser in the form of Exhibit A attached hereto. The Seller and Purchaser shall also enter into a Purchaser’s rights agreement (the “PRA”) between the Company, the Seller and the Purchaser in the form of Exhibit B. This PRA shall provide the Purchaser with certain protections and influence as a 49% holder of the Company.

Section 2. Closing and Payment.

2.1 The closing shall take place on September 15, 2023 at the Purchaser’s premises or at such other date and place as may be mutually agreed upon. ("Closing Date" or the "Closing").

2.2 The obligation of the Seller to sell the Shares, and the obligation of the Purchaser to purchase the Shares and pay the Cash Consideration and issue the Note, is subject to the conditions set forth below being complied with to the satisfaction of, or waived by, the Seller or the Purchaser, as the case may be, on or before the Closing Date.

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2.2.1 Delivery of Seller’s Stock Certificates. On the Closing Date, the Seller shall adopt a Company corporate resolution to enter into this Agreement and deliver to Purchaser one or more stock certificates evidencing such Seller’s Shares, duly endorsed to the Purchaser or accompanied by duly executed stock powers in blank.

2.2.2 Delivery of Purchase Price. The parties hereby agree that on the date of the IPO, the $2,500,000 Note will convert into common stock of the Purchaser (the “Purchaser’s Shares”) pursuant to the terms of the Note but at the same initial public offering price paid by investors in the Purchaser’s IPO. The cash compensation will be paid by Purchaser to Seller via a $500,000 payment on January 2, 2024.

2.2.3 Purchaser’s Shares. The Purchaser’s Shares will be subject to a restrictive legend and a lock-up agreement with the Purchaser’s underwriter forbidding any transfer or sale by the Seller of the Purchaser Shares for six (6) months until after the IPO. The Purchaser Shares will be held in escrow by the Purchaser until the six-month lock-up period expires and thereafter delivered and/or transferred as directed by Seller.

2.2.4 Representations of Warranties. The representations and warranties of Seller and Purchaser contained in this Agreement shall be true and correct as of the Closing Date.

Section 3. Seller’s Representations and Warranties.

Seller represents and warrants to Purchaser that:

3.1 Organization, Good Standing, etc. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of California and is duly qualified to do business, and is in good standing, in every jurisdiction in which the nature of its business requires it to be so qualified. The Company has all requisite corporate power and authority to carry on its business as now conducted.

3.2 No Conflict. The execution, delivery and performance by the Seller of this Agreement will not conflict with or result in the breach of or constitute a default under any other agreement or instrument to which the Company is a part of which it or its property may be bound, or result in the creation of any lien thereunder.

3.3 Authorization. This Agreement has been duly authorized, executed and delivered by the Seller.

3.4 No Violation. The execution, delivery or performance by the Seller of this Agreement does not contravene any law, regulation, order or judgment applicable to or binding on the Seller, and will not result in a breach of, or constitute a default under, or contravene any provisions of, any agreement to which the Seller is a party or by which he is bound.

3.5 No Consents or Approvals. Neither the execution, delivery or performance by the Seller of this Agreement requires the consent or approval of, the giving of notice to, the registration with, the recording or filing of any documents with, or the taking of any other action in respect of, any federal, state or local governmental commission, authority, agency or body.

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3.6 Shares. Seller is the lawful owner, of record and beneficially, of the Shares and has good and merchantable title thereto, free and clear of all liens, encumbrances, options, charges, equities and claims of any kind whatsoever, and he has full right and legal capacity to transfer and sell the Shares to the Purchaser under the terms and conditions contained herein and that upon delivery of the certificates representing the Shares to the Purchaser, together with executed stock powers thereof, the Purchaser will own legal and equitable title to the Shares, free and clear of all liens, encumbrances, charges, options, equities and claims of any kind, except for the security interest of the Seller in the Shares as security for receipt of the deferred portion of the Purchase Price. The Shares represent 49% all of the issued and outstanding shares of the Company. There are no other securities outstanding that are convertible for or exercisable into capital stock of the Company.

3.7 Financial Statements. The Company’s unaudited financial statements as of June 30, 2023, which have been delivered to Purchaser, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition of the Company as at such date and the result of its operations and the changes in financial position for the period then ended. There have been no material adverse changes in the condition or operations, financial or otherwise, of the Company since June 30, 2023. The Company has material limited liabilities in addition to ordinary trade creditors. At Closing, the Company will provide a list of any outstanding trade creditors.

3.8 Tax Returns. All appropriate federal, state and local income tax returns which are required to have been filed for all of the Company’s taxable periods either have been filed or timely extensions obtained. All taxes as shown on said returns have been paid when due. The Seller knows of no proposed material tax assessment against the Company.

3.9 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Seller, threatened against or affecting the Company, at law or in equity, or before any governmental board, agency or instrumentality or any arbitrator. The Company is not in default with respect to any material order, writ, injunction or decree of any court or governmental board, agency or other instrumentality.

3.10 Accuracy of Information Provided to Purchaser. No written information, exhibit, financial statement, document, book, record or report prepared by the Company or Seller, which has been, is or to be furnished by the Company or Seller to Purchaser in connection with the transactions described in this Agreement is or shall be inaccurate in any material respect as of the date it is or shall be dated or (except as otherwise disclosed to Purchaser) at such time as of the date so furnished, or contains or shall contain any material misstatement of fact.

3.11 Licenses. The Company possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct its business substantially as now conducted and as presently proposed to be conducted, and the Company is not in violation of any valid rights of others with respect to any of the foregoing.

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3.13 Material Liability. There are no liabilities of the Company, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since June 30, 2023.

3.14 Other Agreements. The Company is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Company. The Company is not in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party.

3.15 Ownership and Liens. The Company has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets and leasehold interest reflected in the financial statements referred to in Section 3.7 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Company and none of its leasehold interests are subject to any lien, mortgage, pledge, security interest, or other charge or encumbrance of any kind.

3.16 Securities Laws. The Seller acknowledges and agrees that the Purchaser’s Shares that the Seller will receive upon conversion of the Note have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws, and that the transfer of the Purchaser’s Shares may be effected only pursuant to an effective registration under the Securities Act and applicable state securities laws or an exemption therefrom. The Seller is acquiring the Purchaser’s Shares for his own account for the purpose of investment only and not with a present intention to transfer, hypothecate, resell or otherwise distribute such Purchaser’s Shares within the meaning of the Securities Act and applicable state securities laws.

3.17 Right of First Refusal. The Seller agrees that before any of the remaining 51% of the Company shares held by Seller may be sold or otherwise transferred (including transfer by gift or operation of law), the Purchaser shall have a right of first refusal to purchase the remaining Company Shares on the terms and conditions the parties negotiate in good faith within 60 Days from Seller’s notice of the intent to sell or transfer the remaining Company shares.

Section 4. Purchaser’s Representation and Warranties.

The Purchaser represents and warrants to the Seller that:

4.1. No Violation. The execution, delivery or performance by the Purchaser of this Agreement does not contravene any law, regulation order or judgment applicable to or binding on the Purchaser and will not result in a breach of, or constitute a default, or contravene any provision of, any agreement to which Purchaser is a party or by which he is bound.

4.2. No Consents or Approvals. Neither the execution, delivery or performance by the Purchaser of this Agreement requires the consent or approval of, the giving of notice to, the registration with, the recording or filing of any documents with, or the taking of any other action in respect of, any federal, state or local governmental commission, authority, agency or body.

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4.3. Securities Laws. The Purchaser acknowledges and agrees that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws, and that the transfer of the Shares may be effected only pursuant to an effective registration under the Securities Act and applicable state securities laws or an exemption therefrom. The Purchaser is acquiring the Shares for his own account for the purpose of investment only and not with a present intention to transfer, hypothecate, resell or otherwise distribute such Shares within the meaning of the Securities Act and applicable state securities laws.

4.4 Access to Data. The Purchaser has received and reviewed information about the Company and has had an opportunity to discuss the Company’s business, management, and financial affairs with its management and to review the Company’s facilities.

4.5 No Conflict. The execution, delivery and performance by the Purchaser of this Agreement will not conflict with or result in the breach of or constitute a default under any other agreement or instrument to which the Purchaser is a party or of which it or its property may be bound, or result in the creation of any lien thereunder.

4.6 Authorization. This Agreement has been duly authorized, executed and delivered by the Purchaser. The Purchaser’s Shares issuable by the Purchaser have been duly authorized by the Purchaser. The Purchaser has sufficient shares of common stock available to issue upon the conversion of the Note.

4.7 No Violation. The execution, delivery or performance by the Purchaser of this Agreement does not contravene any law, regulation, order or judgment applicable to or binding on the Purchaser, and will not result in a breach of, or constitute a default under, or contravene any provisions of, any agreement to which the Purchaser is a party or by which he is bound.

4.8 No Consents or Approvals. Neither the execution, delivery or performance by the Purchaser of this Agreement requires the consent or approval of, the giving of notice to, the registration with, the recording or filing of any documents with, or the taking of any other action in respect of, any federal, state or local governmental commission, authority, agency or body.

Section 5. Additional Agreements.

As security for the payment of the obligations to Seller under the Note, Seller shall retain a security interest in the Shares until the automatic conversion of the Note. The parties mutually agree to take all actions necessary in documenting and recording such security interest.

Section 6. Further Assurances.

6.1. By Seller. Seller will do, execute, acknowledge and deliver, or shall cause to be done, executed, acknowledged and delivered all such further acts, conveyances and assurances the Purchaser may reasonably require for accomplishment of the purposes of this Agreement.

6.2. By Purchaser. The Purchaser will do, execute, acknowledge and deliver, or shall cause to be done, executed, acknowledged and delivered, all such further acts, conveyances and assurances as Seller may reasonably require for accomplishment of the purposes of this Agreement.

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Section 7. Miscellaneous.

7.1. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered via electronic mail in pdf format, shall be an original, but all such counterparts shall together constitute but one and the same instrument.

7.2. Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing which purports to terminate, amend, supplement, waive or modify this Agreement or any of the terms hereof and is signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought.

7.3. Successors and Assigns. The terms of this Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective successors and assigns.

7.4. Governing Law and Venue. This Agreement, including all matters of construction, validity and performance, shall in all respects be governed by, and construed in accordance with, the laws of the State of California and that the venue for filing any legal action shall be in California courts.

7.5. Notices. Except as otherwise provided in this Agreement, all notices hereunder shall be in writing and shall be given by mail, personal delivery, overnight courier, telecopy or any other customary means of written communication at the addresses set forth on the signature pages hereof, or at such other addresses as may be specified by written notice to the parties hereto, and shall become effective when received by the addressees.

7.6. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceable of such provision in any other jurisdiction.

7.7. Headings. The headings used herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

7.8. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date and year first above written.

Seller	Purchaser

/s/ Joseph Winograde	/s/ Matthew Mills
Joseph Winograde	Matthew Mills, CEO Med-X, Inc.
C/O Napco Painting Contractors, Inc. 2310 Laurel Street, Unit 7 Napa, CA 94559 Joe@napcopaint.com	C/O Med-X, Inc 8236 Remmet Ave, Canoga Park, CA 91304 Matt@medx-rx.com

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